Exhibit 77Q1(e) – Copies of any new or amended Registrant investment advisory contracts

The following documents are included in Registrant’s Post-Effective Amendment to the Registration Statement on Form N-1A, Accession No. 0001193125-16-569361 filed on April 29, 2016, and incorporated by reference herein:

Exhibit (d)(1)(b) - Schedule A to the Investment Management Agreement

Exhibit (d)(5) - Sub-Advisory Agreement between LIAC and BlackRock Advisors, LLC

Exhibit (d)(17) - Sub-Advisory Agreement between LIAC and Franklin Advisory Services, LLC

Exhibit (d)(18) - Sub-Advisory Agreement between LIAC and Franklin Mutual Advisers, LLC

Exhibit (d)(19) - Sub-Advisory Agreement between LIAC and Milliman Financial Risk Management LLC

Exhibit (d)(32) - Sub-Advisory Agreement between LIAC and SSGA Funds Management, Inc.

Exhibit (d)(33) - Sub-Advisory Agreement between LIAC and T. Rowe Price Associates, Inc.

Exhibit (d)(39) - Sub-Advisory Agreement between LIAC and Wellington Management Company, LLP